EXHIBIT 99.1
N E W S   R E L E A S E

SUBJECT: HAVERTY FURNITURE
         LEASE ACCOUNTING AND IMPACT OF CHANGE ON PRIOR PERIODS


ATLANTA, GEORGIA, MAY 2, 2005 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today announced that it had finalized a subsequent review of its lease accounting practices. Based on the analysis and in consultation with its independent external auditors, and with the concurrence of its Audit Committee, the Company has determined it will restate previously issued historical financial statements to properly account for leases. The Company estimates that the effects of such restatements are reductions in net income of approximately $0.1 million for 2004 and $0.5 million for 2003. The impact is negligible for 2002. The adjustments are anticipated to reduce previously reported diluted earnings per common share by $0.01 for 2004 and $0.02 for 2003. The cumulative effect of the restatement for prior periods is a reduction in retained earnings of $1.1 million as of December 31, 2001. The necessary restatement adjustments will correct the Company's historical accounting for leases and will have no impact on previously reported revenues, cash balances, inventory, or compliance with any of the Company's debt covenants. The change has no effect on historical or future cash flows or the timing of payments under leases.

Similar to many other companies in the retail and restaurant businesses, the Company began analyzing its lease accounting practices in light of the communication issued by the office of the Chief Accountant of the Securities and Exchange Commission ("SEC") in its February 7, 2005 letter (the "SEC Letter") to the American Institute of Certified Public Accountants. As noted in our fourth quarter earnings press release on March 1, 2005, we reviewed our methodology and recorded a negative adjustment of $0.4 million. That adjustment related primarily to leases on five stores previously operated by other furniture retailers that we assumed in 2001 and corrected the accounting for straight line rents to include certain option periods where failure to exercise such options would result in an economic penalty.

During the past few weeks, management became aware that the term "rent holiday" referred to in the SEC Letter was more inclusive than management's understanding of the phrase. The term, as more recently applied, also refers to the period of time between the Company's taking control and possession (generally the beginning of construction) of a leased site and the commencement of the lease payments. Historically, the Company had begun its computation of straight line rent at the earlier of the commencement of the lease payments or when the lease site opened. There has been additional clarification from the SEC concerning the acceptable accounting methods for these types of rent holidays following the issuance of the SEC Letter and discussion by the larger public accounting firms as to the application of these interpretations in certain circumstances.

Based on the most recent views expressed by the SEC, the Company, in consultation with its registered independent public accountants, has determined that its "rent holidays" may not be capitalized given the Company's specific circumstances and the calculation of straight line rent should begin on the date the Company takes control of the site. Thus, the effect of this adjustment will be to increase the period over which rent is expensed beginning with a period of time prior to the opening of a leased site. The correction of this accounting treatment will result in the Company's restating its historical financial statements. The Company will include in the restatement the adjustment made in the fourth quarter of 2004 discussed above.

All estimates contained in this release are subject to change as the Company completes the restatement of its financial statements. Due to the time and effort involved in determining the effect of these adjustments on the Company's historical financial statements, the Company intends to file a Form 12b-25 and to delay the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which the Company expects to file as soon as possible but no later than the extended filing deadline of May 15, 2005. The Company will file a Form 10-K/A amending its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 with restated consolidated financial statements no later than May 31, 2005. For a detailed discussion of the lease accounting matters noted above, please see the Company's current report on Form 8-K as filed with the SEC on May 2, 2005, a copy of which is available at www.havertys.com.

The Company will announce first quarter 2005 earnings results as previously scheduled on May 3, 2005, and all results reported will reflect the necessary adjustments for the quarter then ended. The Company's management will be available to discuss the restatement at the conclusion of its quarterly earnings conference call and simultaneous webcast on Tuesday, May 3, 2005, at 9:00 a.m., Eastern Daylight Time. Interested parties may listen to the call at streetevents.com (Individual Investor Center) or the Company's web site at www.havertys.com (For Investors) and may access a replay of this call through Tuesday, May 10, 2005 at the same web site addresses.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.


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Contact for Information: Dennis L. Fink, EVP & CFO or
                         Jenny Hill Parker, VP, Secretary & Treasurer
                         (404) 443-2900